                            ASSETS PURCHASE AGREEMENT

                                 BY AND AMONG

                                CITICASTERS CO.

                                      AND

                       HEFTEL BROADCASTING CORPORATION,

                              HBC SAN DIEGO, INC.

                                      AND

                       HBC SAN DIEGO LICENSE CORPORATION

                            RESPECTING THE SALE OF

                      RADIO STATIONS KKLQ-FM AND KJQY-FM

                              TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
ARTICLE 1  PURCHASE OF ASSETS                                              2
   1.1  TRANSFER OF ASSETS                                                 2
   1.2  EXCLUDED ASSETS                                                    3

ARTICLE 2  ASSUMPTION OF OBLIGATIONS                                       4
   2.1  ASSUMPTION OF OBLIGATIONS                                          4
   2.2  RETAINED LIABILITIES                                               4

ARTICLE 3  CONSIDERATION                                                   5
   3.1  DELIVERY OF CONSIDERATION                                          5
   3.2  RESERVE                                                            5
   3.3  PRORATION OF INCOME AND EXPENSES                                   5
   3.4  ALLOCATION OF PURCHASE PRICE                                       6

ARTICLE 4  CLOSING                                                         6
   4.1  CLOSING                                                            6
   4.2  TIME BROKERAGE AGREEMENT                                           6

ARTICLE 5  GOVERNMENTAL CONSENTS                                           6
   5.1  FCC CONSENT AND DEPARTMENT OF JUSTICE CONSENT                      6
   5.2  FCC APPLICATION                                                    7

ARTICLE 6  REPRESENTATIONS AND WARRANTIES OF BUYER                         8
   6.1  ORGANIZATION AND STANDING                                          8
   6.2  AUTHORIZATION AND BINDING OBLIGATION                               8
   6.3  QUALIFICATION                                                      8
   6.4  ABSENCE OF CONFLICTING AGREEMENTS OF REQUIRED CONSENTS             8
   6.5  LITIGATION                                                         9
   6.6  COMMISSIONS OR FINDER'S FEES                                       9
   6.7  AVAILABILITY OF FUNDS                                              9

ARTICLE 7  REPRESENTATIONS AND WARRANTIES OF SELLER                        9
   7.1  ORGANIZATION AND STANDING                                          9
   7.2  AUTHORIZATION AND BINDING OBLIGATION                               9
   7.3  ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS            10
   7.4  GOVERNMENT AUTHORIZATIONS                                         10
   7.5. COMPLIANCE WITH FCC REGULATIONS                                   11
   7.6  TAXES                                                             11
   7.7  PERSONAL PROPERTY                                                 11

                                       ii

   7.8  REAL PROPERTY                                                     11
   7.9  CONTRACTS                                                         12
   7.10 STATUS OF CONTRACTS, ETC.                                         12
   7.11 ENVIRONMENTAL                                                     12
   7.12 INTELLECTUAL PROPERTY                                             13
   7.13 PERSONNEL INFORMATION                                             13
   7.14 LITIGATION                                                        13
   7.15 COMMISSIONS OR FINDER'S FEES                                      14
   7.16 INSURANCE                                                         14

SECTION 8  COVENANTS OF BUYER                                             14
   8.1  CLOSING                                                           14
   8.2  NOTIFICATION                                                      14
   8.3  NO INCONSISTENT ACTION                                            14
   8.4  ACCOUNTS RECEIVABLE                                               14

SECTION 9  COVENANTS OF SELLER                                            15
   9.1  SELLER'S PRE-CLOSING COVENANTS                                    15
   9.2  NOTIFICATION                                                      16
   9.3  NO INCONSISTENT ACTION                                            16
   9.4  CLOSING                                                           16
   9.5  OTHER ITEMS                                                       16

SECTION 10 JOINT COVENANTS                                                17
  10.1  CONFIDENTIALITY                                                   17
  10.2  COOPERATION                                                       18
  10.3  CONTROL OF STATIONS                                               18
  10.4  CONSENTS TO ASSIGNMENT                                            18
  10.5  FILINGS                                                           18
  10.6  EMPLOYEE MATTERS                                                  19
  10.7  SECTION 1031 ASSET EXCHANGE                                       19
  10.8  KJQY CALL LETTERS                                                 20
  10.9  TRUST                                                             20
  10.10 TRAFFIC AGREEMENTS                                                20
  10.11 STUDIO LEASE                                                      21
  10.12 CONTRACT TERMINATIONS                                             21

ARTICLE 11 CONDITIONS OF CLOSING BY BUYER                                 21
  11.1  REPRESENTATIONS, WARRANTIES AND COVENANTS                         21
  11.2  GOVERNMENTAL CONSENTS                                             22
  11.3  [RESERVED]                                                        22
  11.4  GOVERNMENTAL AUTHORIZATIONS                                       22
  11.5  ADVERSE PROCEEDINGS                                               22

                                      iii

  11.6  THIRD-PARTY CONSENTS, ETC.                                        22
  11.7  CLOSING DOCUMENTS                                                 22
  11.8  TRUST                                                             22
  11.9  STUDIO LEASE.                                                     22

ARTICLE 12 CONDITIONS OF CLOSING BY SELLER                                23
  12.1  REPRESENTATIONS, WARRANTIES AND COVENANTS                         23
  12.2  GOVERNMENTAL CONSENTS                                             23
  12.3  ADVERSE PROCEEDINGS                                               23
  12.4  CLOSING DOCUMENTS                                                 23
  12.5  THIRD-PARTY CONSENTS                                              23
  12.6  NATIONWIDE CLOSING                                                24
  12.7  TRUST                                                             24

ARTICLE 13 TRANSFER TAXES; FEES AND EXPENSES                              24
  13.1  EXPENSES                                                          24
  13.2  TRANSFER TAXES AND SIMILAR CHARGES                                24
  13.3  GOVERNMENTAL FILING OR GRANT FEES                                 24

ARTICLE 14 DOCUMENTS TO BE DELIVERED AT CLOSING                           24
  14.1  SELLER'S DOCUMENTS                                                24
  14.2  BUYER'S DOCUMENTS                                                 25

ARTICLE 15 SURVIVAL; INDEMNIFICATION; ETC.                                26
  15.1  SURVIVAL OF REPRESENTATIONS, ETC.                                 26
  15.2  INDEMNIFICATION                                                   26
  15.3  PROCEDURES; THIRD PARTY AND DIRECT INDEMNIFICATION CLAIMS         27

ARTICLE 16 TERMINATION RIGHTS                                             28
  16.1  TERMINATION                                                       28
  16.2  LIABILITY                                                         29
  16.3  MONETARY DAMAGES, SPECIFIC PERFORMANCE AND OTHER REMEDIES         29
  16.4  SELLER'S LIQUIDATED DAMAGES                                       30

ARTICLE 17 MISCELLANEOUS PROVISIONS                                       30
  17.1  RISK OF LOSS                                                      30
  17.2  CERTAIN INTERPRETIVE MATTERS AND DEFINITIONS                      30
  17.3  FURTHER ASSURANCES                                                31
  17.4  BENEFIT AND ASSIGNMENT                                            31
  17.5  AMENDMENTS                                                        31
  17.6  HEADINGS                                                          31
  17.7  GOVERNING LAW                                                     31
  17.8  NOTICES                                                           32

                                       iv

  17.9  COUNTERPARTS                                                      32
  17.10 NO THIRD PARTY BENEFICIARIES                                      33
  17.11 SEVERABILITY                                                      33
  17.12 ENTIRE AGREEMENT                                                  33
  17.13 HEFTEL GUARANTY                                                   33

                        LIST OF SCHEDULES AND EXHIBITS

Schedule  1.2.9     Miscellaneous Excluded Assets
          6.3       Buyer Qualifications
          7.4       Station Licenses, Etc.
          7.4.4     Restrictions on Operating Status
          7.7       Tangible Personal Property
          7.8       Real Property
          7.9       (a)  Contracts
          7.9       (b)  Material Contracts
          7.11      Environmental Matters
          7.12      Intellectual Property
          7.13      Personnel Information
          7.15      Litigation
          7.16      Insurance

Exhibit
     A    Unwind Agreement
     B    Time Brokerage Agreement
     C    Assignment and Assumption Agreement
     D    KKLQ-FM Tower Site Lease

                        ASSETS PURCHASE AGREEMENT

     THIS ASSETS PURCHASE AGREEMENT (this "Agreement") is made and entered this 26 day of May, 1998, by and among CITICASTERS CO., an Ohio corporation ("Seller"), and HBC SAN DIEGO, INC., a Delaware corporation, and HBC SAN DIEGO LICENSE CORPORATION, a Delaware corporation (together, "Buyer"), and HEFTEL BROADCASTING CORPORATION, a Delaware corporation, solely for the purposes of
Section 17.13 ("Heftel").

                                RECITALS

     WHEREAS, Seller owns and operates radio stations KKLQ(FM), 106.5 MHZ, and KJQY(FM), 102.9 MHZ, each licensed to San Diego, California (the "Citicasters Stations") pursuant to licenses issued by the Federal Communications Commission ("FCC"); and

     WHEREAS, Seller has entered into an Agreement Of Sale dated December 19, 1997 with Nationwide Mutual Insurance Company, Employers Insurance Of Wausau A Mutual Company, Nationwide Communications Inc., San Diego Lotus Corp., and The Beak And Wire Corporation (collectively hereinafter referred to as "Nationwide") (the "Nationwide Agreement") pursuant to which Seller will purchase from Nationwide all of the assets, including without limitation the licenses issued by the FCC, owned by Nationwide in connection with the operation of radio stations KMCG(FM), licensed to Carlsbad, California and KXGL(FM), licensed to San Diego, California (the "Nationwide Stations");

     WHEREAS, Buyer and Seller desire that after, or simultaneously with, the consummation of the transactions contemplated in the Nationwide Agreement (the "Nationwide Closing"), in order to comply with FCC ownership limits, Seller will sell and Buyer will purchase certain assets and assume certain obligations associated with the ownership and operation of the Nationwide Stations, and will purchase certain assets and assume certain obligations associated with the ownership and operation of the Citicasters Stations, including but not limited to the FCC licenses and authorizations of the Citicasters Stations (collectively hereinafter the assets to be transferred comprise the "Stations"), all on the terms and subject to the conditions set forth herein;

     WHEREAS, if the consummation of the transactions contemplated herein does not occur simultaneous with the Nationwide Closing, Seller and Buyer hereby desire that Seller may, at Seller's option and with prior FCC consent, assign and transfer the assets and licenses of the Nationwide Stations to a trustee ("Trustee") pursuant to a trust agreement (the "Trust"), and upon such circumstances, if necessary, the Trustee would be charged with the realization of the transactions contemplated hereunder on Seller's behalf and would be required to perform Seller's duties hereunder with respect to the Stations Assets held in the Trust; and

     WHEREAS, if the consummation of the transactions contemplated herein does not occur simultaneous with the Nationwide Closing, Seller and Buyer hereby desire to enter into a time brokerage agreement ("Time Brokerage Agreement") whereby Buyer will broker the Stations commencing on the Effective Date (as defined in the Time Brokerage Agreement).

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                               ARTICLE 1
                           PURCHASE OF ASSETS

     1.1 TRANSFER OF ASSETS. On the terms and subject to the conditions hereof and subject to Section 1.2, on the Closing Date (as hereinafter defined), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and assume from Seller, all of the right, title and interest of Seller in and to all of the assets, properties, interests and rights of Seller of whatsoever kind and nature, real and personal, tangible and intangible, owned or leased (to the extent of Seller's leasehold interest) by Seller as the case may be which are used exclusively or held for use exclusively in the operation of the Stations AND which are specifically described in this Section 1.1 (the "Stations Assets"):

          1.1.1 all licenses, permits and other authorizations issued to Seller by any governmental or regulatory authority including without limitation those issued by the FCC ONLY with respect to the Citicasters Stations (the licenses, permits and authorizations issued by the FCC are hereafter referred to as the "Citicasters Stations Licenses") used or held for use in connection with the operation of the Citicasters Stations as described in SCHEDULE 7.4, along with renewals or modifications of such items between the date hereof and the Closing Date;

          1.1.2 all equipment, electrical devices, antennae, cables, tools, hardware, office furniture and fixtures, office materials and supplies, inventory, motor vehicles, spare parts and all other tangible personal property of every kind and description, and Seller's or Nationwide's rights therein, owned, leased (to the extent of Seller's or Nationwide's leasehold interest) or held by Seller or Nationwide which are listed in SCHEDULE 7.7, and such intangible and tangible property used or held for use exclusively at the location(s) of the studio sites for the Nationwide Stations, PLUS any additions made in the ordinary course of business of Nationwide or the Trustee used exclusively at the studio location(s) for the Nationwide Stations, and LESS any retirements or dispositions thereof made between the date hereof and the Closing Date in the ordinary course of business and consistent with past practices of Seller, Nationwide or the Trustee, as the case may be; provided however, Seller agrees that the value of all such assets retired or disposed of and not replaced with an asset of like kind and quality shall not exceed $100,000 in the aggregate;

          1.1.3 subject to Section 10.10, all Real Estate Contracts (as defined in Section 7.8), and all other contracts, agreements, leases and legally binding contractual rights, written or oral, relating to the operation of the Stations which are listed in SCHEDULE 7.8 and SCHEDULE 7.9(a), together with all contracts, agreements, leases and legally binding contractual rights entered into or acquired by Seller, Nationwide or the Trustee, as the case may be, between the date hereof and the Closing Date in the ordinary course of business relating to the operation of the Stations Assets which are cancelable on ninety (90) days notice or less (except for any employee contracts), or which are otherwise expressly assumed by Buyer in writing (collectively, the "Contracts");

          1.1.4 all of Seller's or Nationwide's rights in and to the call letters "KKLQ" and "KXGL" as well as all of Seller's or Nationwide's rights in and to all trademarks, trade names, service marks, franchises, copyrights, including registrations and applications for registration of any of them, computer software, programs and programming material, jingles, slogans, the Format Stations' (as defined in Section 1.1.5) logos and all other logos or licenses to use same and all other intangible property rights of Seller or Nationwide, which are used exclusively in connection with the operation of the Format Stations (as defined in Section 1.1.5) and which are listed in SCHEDULE
7.12 (collectively, the "Intellectual Property");

          1.1.5 all programming materials and elements of whatever form or nature owned by Seller or Nationwide that are used exclusively in connection with the operation of radio stations KKLQ(FM) and KXGL(FM) (the "Format Stations"), whether recorded on tape or other medium or intended for live performance, and all copyrights owned by or licensed to Seller or Nationwide that are used or useful in connection with the operation of the Format Stations; and

          1.1.6 all of Seller's rights under manufacturers' and vendors' warranties relating to items included in the Stations Assets and all similar rights against third parties relating to items included in the Stations Assets;

          The Stations Assets shall be transferred to Buyer free and clear of all charges, conditions, community property interests, options, hypothecations, attachments, conditional sales, title retentions, rights of first refusal, debts, security interests, mortgages, trusts, claims, pledges or other liens, liabilities, encumbrances or rights of third parties whatsoever ("Liens").

     1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that the Stations Assets shall not include the following assets along with all rights, title and interest therein (the "Excluded Assets"):

          1.2.1 all cash and cash equivalents of Seller or Nationwide on hand and/or in banks, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, asset or money market accounts and all such similar accounts or investments;

          1.2.2 all accounts receivable or notes receivable for services performed by Seller or Nationwide in connection with the operation of the Stations prior to the Closing Date;

          1.2.3 subject to the limitation set forth in Section 1.1.2, all tangible and intangible personal property of Seller or Nationwide disposed of or consumed in the ordinary course of business consistent with the past practices of Seller or Nationwide between the date of this

Agreement and the Closing Date and all of Seller's rights, including without limitation FCC rights, trademark and service rights in and to the call letters "KJQY" and "KJQY(FM)";

          1.2.4 all employment contracts of any nature, and all Contracts that have terminated or expired prior to the Closing Date in the ordinary course of business consistent with the past practices of Seller or Nationwide;

          1.2.5 Seller's or Nationwide's corporate seal, minute books, charter documents, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of Seller and duplicate copies of such records as are necessary to enable Seller to file its tax returns and reports as well as any other records or materials relating to Seller generally and not involving or relating to the Stations Assets or the operation or operations of the Stations;

          1.2.6 contracts of insurance, and all insurance proceeds or claims made by Seller or Nationwide relating to property or equipment repaired, replaced or restored by Seller or Nationwide prior to the Closing Date;

          1.2.7 all pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Seller or Nationwide;

          1.2.8 all tangible and intangible personal property of Seller or Nationwide which is the subject of a trade or barter agreement with third parties; and

          1.2.9 any right, property or asset described in SCHEDULE 1.2.9, or any right, property or asset not specifically described in Section 1.1 herein.

                               ARTICLE 2
                       ASSUMPTION OF OBLIGATIONS

     2.1 ASSUMPTION OF OBLIGATIONS. Subject to such obligations as may have already been assumed pursuant to the Time Brokerage Agreement and subject to the provisions of this Section 2.1, Section 2.2 and Section 3.3, on the Closing Date, Buyer shall assume the obligations of Seller arising or to be performed on and after the Closing Date (except to the extent such obligations arise out of or are related to activities, events or transactions occurring, or conditions existing, on or prior to the Closing Date) under the Contracts. All of the foregoing liabilities and obligations shall be referred to herein collectively as the "Assumed Liabilities."

     2.2 RETAINED LIABILITIES. Notwithstanding anything contained in this Agreement to the contrary, Buyer expressly does not, and shall not, assume or agree to pay, satisfy, discharge or perform and will not be deemed by virtue of the execution and delivery of this Agreement or any agreement, instrument or document delivered pursuant to or in connection with this Agreement or otherwise by reason of or in connection with the consummation of the transactions contemplated hereby or thereby, to have assumed or to have agreed to pay, satisfy, discharge or perform, any liabilities, obligations or commitments of Seller of any nature whatsoever whether accrued, absolute, contingent or otherwise and whether or not disclosed to Buyer, other than the Assumed Liabilities.

                               ARTICLE 3
                             CONSIDERATION

     3.1 DELIVERY OF CONSIDERATION. In consideration for the sale of the Stations Assets to Buyer, in addition to the assumption of certain obligations of Seller pursuant to Section 2.1 above, Buyer shall, at the Closing (as hereinafter defined), deliver to Seller Sixty Five Million One Hundred Fifty Thousand Dollars ($65,150,000) by wire transfer of immediately available funds, subject to adjustment pursuant to the provisions of Sections 3.2 and
3.3 below (the "Purchase Price").

     3.2  RESERVE.   At the Closing, Seller shall set aside and pay to Buyer a
portion of the Purchase Price in the amount of Six Hundred Fifty Thousand Dollars ($650,000) (the "Reserve"), which Buyer shall be entitled to use in its sole discretion in order to satisfy certain obligations assumed under the Contracts.

     3.3  PRORATION OF INCOME AND EXPENSES.

          3.3.1 Subject to such prorations as may have been already been made pursuant to the Time Brokerage Agreement and except as otherwise provided herein, all deposits, reserves and prepaid and deferred income and expenses relating to the Stations Assets or the Assumed Liabilities and arising from the conduct of the business and operations of the Stations shall be prorated between Buyer and Seller in accordance with generally accepted accounting principles as of 11:59 p.m., Pacific time, on the date immediately preceding the Closing Date. Such prorations shall include, without limitation, all ad valorem, real estate and other property taxes (but excluding taxes arising by reason of the transfer of the Stations Assets as contemplated hereby which shall be paid as set forth in Section 13.2), business and license fees, music and other license fees (including any retroactive adjustments thereof, which retroactive adjustments shall not be subject to the ninety-day limitation set forth in Section 3.3.3), utility expenses, amounts due or to become due under Contracts, rents, lease payments and similar prepaid and deferred items. Real estate taxes shall be apportioned on the basis of taxes assessed for the preceding year, with a reapportionment, if any, as soon as the new tax rate and valuation can be ascertained.

          3.3.2 Subject to such prorations as may have been already been made pursuant to the Time Brokerage Agreement and except as otherwise provided herein, the prorations and adjustments contemplated by this Section 3.3, to the extent practicable, shall be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within ninety (90) calendar days of the Closing Date.

          3.3.3 In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided in Section 3.3.2 and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties, and the fees and expenses of such accountant shall be paid one-half by Seller and one-half by Buyer. Notwithstanding the foregoing, if the aggregate amount in dispute is $5,000 or less, the disputed amount shall be shared equally by Buyer and Seller.

     3.4 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Assets in a manner as mutually agreed between the parties based upon an appraisal prepared by Bond & Pecaro, and such appraisal and allocation shall be completed prior to Closing unless otherwise agreed to by the parties. Seller and Buyer agree to use the allocations determined pursuant to this
Section 3.4 for all tax purposes, including without limitation, those matters subject to Section 1060 of the Internal Revenue Code of 1986, as amended.

                               ARTICLE 4
                                CLOSING

     4.1 CLOSING. Except as otherwise mutually agreed upon by Buyer and Seller, the consummation of the transactions contemplated herein (the "Closing") shall not occur prior to July 26, 1998, but thereafter shall occur upon the later to occur of: (a) the satisfaction or waiver of each condition to closing contained herein (excluding conditions that by their terms cannot be satisfied until the Closing Date), and provided that each party hereto shall use its reasonable best efforts to cause each condition to closing to be satisfied so that the Closing may occur at the earliest possible date; (b) after the release of initial FCC approval on public notice that it has consented to the transaction contemplated hereby without the imposition of any conditions adverse to Seller, Buyer or any Affiliate (as hereinafter defined) of Seller or Buyer with respect to the assignment of the Citicasters Stations Licenses to Buyer or the continued operation of the Stations Assets (the "Initial Approval"), or (iii) such other date as may be mutually agreed by the parties hereto (the "Closing Date"). Seller shall use its best efforts to notify Buyer of the scheduled Closing Date at the earliest practicable time. The Closing shall be held in the offices of Graydon, Head & Ritchey, 1900 Fifth Third Center, 511 Walnut Street, Cincinnati, Ohio, or at such place and in such manner as the parties hereto may agree.

     4.2 TIME BROKERAGE AGREEMENT. Buyer and Seller have entered into the Time Brokerage Agreement, in the form of EXHIBIT B hereto, pursuant to which Seller has agreed to make available to Buyer the broadcasting transmission facilities of the Citicasters Stations and/or cause to be broadcast on the Citicasters Stations Buyer's programming from the Commencement Date through the Closing Date.

                               ARTICLE 5
                         GOVERNMENTAL CONSENTS

     5.1 FCC CONSENT AND DEPARTMENT OF JUSTICE CONSENT. It is specifically understood and agreed by Buyer and Seller that the Closing, the assignment of the Citicasters Stations Licenses and the transfer of the Stations Assets are expressly conditioned on and are subject to the prior consent and approval of
(i) the FCC without the imposition of any conditions materially adverse to either party or their respective Affiliates (the "FCC Consent") and (ii) the United States Department of Justice without the imposition of any conditions materially adverse to either party or their respective Affiliates ("DOJ Consent"); provided that, Buyer and Seller hereby agree that a condition that Buyer "step into the shoes" of Seller in connection with the pending renewals of the Citicasters Stations Licenses ("Renewals") or otherwise that Buyer be responsible for obtaining such Renewals would not be a materially adverse condition on the FCC Consent. In the event that the Closing occurs before the Renewals are obtained, the parties shall enter into an Unwind Agreement in the form attached hereto as EXHIBIT A.

     5.2 FCC APPLICATION. If the same has not already been filed as of the time of the execution hereof, then within five (5) business days after the execution of this Agreement, Buyer and Seller shall file an application with the FCC for the FCC Consent (the "FCC Application"). Buyer and Seller shall prosecute the FCC Application with all reasonable diligence and otherwise use their best efforts to obtain the FCC Consent as expeditiously as practicable (but neither Buyer nor Seller shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a material adverse effect upon Buyer or Seller or upon any of their respective Affiliates). If the FCC Consent imposes any condition on Buyer or Seller or any of their respective Affiliates (other than as set forth in Section 5.1 with respect to the Renewals) such party shall use its best efforts to comply with such condition; provided, however, that neither Buyer nor Seller shall be required hereunder to comply with any condition that would have a material adverse effect upon it or any of its Affiliates. If reconsideration or judicial review is sought with respect to the FCC Consent, the party affected shall vigorously oppose such efforts for reconsideration or judicial review; provided, however, that nothing herein shall be construed to limit either party's right to terminate this Agreement pursuant to Article 16 hereof.

     5.3 HSR APPLICATION. Within ten (10) business days after the execution of this Agreement, Buyer and Seller shall make any and all required governmental filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the transactions contemplated hereby, and shall use their best efforts to respond as promptly as practicable to all inquiries received from the applicable governmental agencies or committees for additional information or documentation. Buyer and Seller will notify each other of all correspondence, filings or communications between such party or its representatives, on the one hand, and the applicable governmental agencies or committees, on the other hand, with respect to this Agreement and the transaction contemplated hereby. Buyer and Seller will furnish each other with such necessary information and reasonable assistance as such other parties may request in connection with their preparation of all filings pursuant to the HSR Act.

                               ARTICLE 6
                REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby makes the following representations and warranties to Seller, each of which is true and correct on the date hereof, shall survive the Closing and shall be unaffected by any investigation heretofore or hereafter made by
Seller:

     6.1 ORGANIZATION AND STANDING. Each of Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and HBC San Diego, Inc. will, as of the Closing, be authorized to transact business in, and be in good standing under the laws of, the State of California.

     6.2 AUTHORIZATION AND BINDING OBLIGATION. Buyer has all necessary corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and to own or lease the Stations Assets and to carry on the business of the Stations upon the consummation of the transactions contemplated by this Agreement. Buyer's execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on its part and, assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement will constitute the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as limited by laws affecting creditors' rights or equitable principles generally.

     6.3 QUALIFICATION. Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Stations under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC. There are no facts that would, under existing law and the existing rules, regulations, policies and procedures of the FCC, disqualify Buyer as an assignee of the Citicasters Stations Licenses or as the owner and
operator of the Stations Assets.   No waiver of any FCC rule or policy is
necessary to be obtained as a result of Buyer's qualifications for the grant of the application for the assignment of the Citicasters Stations Licenses to Buyer.

     6.4 ABSENCE OF CONFLICTING AGREEMENTS OF REQUIRED CONSENTS. Except as set forth in Article 5 hereof with respect to governmental consents, the execution, delivery and performance of this Agreement by Buyer: (a) do not conflict with the provisions of the articles of incorporation, operating agreement, or by-laws of Buyer or with any other similar instrument of corporate governance; (b) do not require the consent of any third party not affiliated with Buyer, except for the consent of the lenders of Buyer or any Affiliate; (c) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Buyer is bound; and (d) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement, instrument, license or permit to which Buyer is now subject.

     6.5 LITIGATION. There is no claim, litigation, proceeding or investigation pending or, to the best of Buyer's knowledge, threatened against Buyer, that could materially adversely affect Buyer's ability to perform its obligations pursuant to this Agreement. Buyer is not in violation of any law, regulation, or ordinance or any other requirement of any governmental body or court which could have a material adverse effect on Buyer's ability to perform its obligations pursuant to this Agreement.

     6.6 COMMISSIONS OR FINDER'S FEES. Neither Buyer nor any person or entity acting on behalf of Buyer has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto.

     6.7 AVAILABILITY OF FUNDS. Buyer has and will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated hereby.

                               ARTICLE 7
               REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof, and shall survive the Closing subject to the limitations provide for herein; provided however, that Seller and Buyer have entered into the Time Brokerage Agreement and such parties understand that any (i) actions or omissions to act taken by Buyer (or any assignee or Affiliate of Buyer), including actions or omissions arising out of or related to the Time Brokerage Agreement; (ii) changes in market conditions in the radio broadcasting industry in San Diego, California following the Commencement Date; (iii) factors affecting the radio broadcasting industry generally following the Commencement Date; or (iv) general, national, regional or local economic or financial conditions following the Commencement Date (collectively, "TBA Events"); which would cause any of Seller's representations and warranties to be untrue, shall not be deemed to result in a breach or inaccuracy of such representations or warranties:

     7.1 ORGANIZATION AND STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, is authorized to conduct business within the State of California and has the power and authority to own, lease and operate the Stations Assets and to carry on the business of the Citicasters Stations as now being conducted and as proposed to be conducted between the date hereof and the Closing Date.

     7.2 AUTHORIZATION AND BINDING OBLIGATION. Subject to the consummation of the transactions contemplated pursuant to the Nationwide Agreement and the Trust, Seller has the power and authority, and has taken all necessary and proper action to enter into and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as limited by laws affecting the enforcement of creditor's rights or equitable principles generally.

     7.3 ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. Subject to the consummation of the transactions contemplated pursuant to the Nationwide Agreement and the Trust, except as set forth in Article 5 with respect to governmental consents and in SCHEDULE 7.8 or SCHEDULE 7.9(a) with respect to consents required in connection with the assignment of certain Contracts, the execution, delivery and performance of this Agreement by Seller: (a) do not require the consent of any third party (including, without limitation, the consent of any governmental, regulatory, administrative or similar authority);
(b) will not conflict with, result in a breach of, or constitute a violation of or default under, the provisions of Seller's articles of incorporation, code of regulations, by-laws or other charter documents or any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Seller is a party or by which Seller or any of the Stations Assets are bound; (c) will not either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract, agreement, instrument, license or permit to which Seller or any of the Stations Assets is now subject; and (d) will not result in the creation of any Liens on any of the Stations Assets.

      7.4  GOVERNMENT AUTHORIZATIONS.

          7.4.1 SCHEDULE 7.4 hereto contains a true and complete list of the Citicasters Stations Licenses and other licenses, permits or other authorizations from governmental and regulatory authorities which are required for the lawful conduct of the business and operations of the Citicasters Stations in the manner and to the full extent they are presently conducted (including, without limitation, auxiliary licenses associated with the Citicasters Stations).

          7.4.2 Seller is the authorized legal holder of the Citicasters Stations Licenses and the other licenses, permits and authorizations listed in
SCHEDULE 7.4, which, except as set forth in SCHEDULE 7.4, are in full force and effect, in good standing and are, to the knowledge of Seller, unimpaired by any act of Seller or its directors, officers, employees, agents or Affiliates, and none of which is subject to any restrictions or conditions which would limit in any respect the full operation of the Citicasters Stations as now operated.

          7.4.3 Except as set forth in SCHEDULE 7.4, there are no applications, complaints, petitions or proceedings pending or, to Seller's knowledge, threatened as of the date hereof before the FCC or any other governmental or regulatory authority relating to the business or operations of the Citicasters Stations. The operations of the Citicasters Stations are in accordance with the Citicasters Stations Licenses and the underlying construction permits and the other licenses, permits and authorizations listed in SCHEDULE 7.4.

          7.4.4 Except as set forth in SCHEDULE 7.4, all reports, forms, and statements required to be filed by Seller with the FCC with respect to the Citicasters Stations since the latter of the (i) acquisition of the Citicasters Stations by Seller or (ii) grant of the last renewal of the Citicasters Stations Licenses have been filed and are substantially complete and accurate.

          7.4.5 Except as set forth in SCHEDULE 7.4, to the best knowledge of Seller, there are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify Seller as assignor of the Citicasters Stations Licenses or cause the Citicasters Stations Licenses and the other licenses, permits and authorizations listed in SCHEDULE 7.4 not to be renewed in their ordinary course.

     7.5. COMPLIANCE WITH FCC REGULATIONS. Except as set forth in SCHEDULE 7.4, the operation of the Citicasters Stations and all of the Stations Assets are in compliance in all material respects with: (a) all applicable engineering standards required to be met under applicable FCC rules; and (b) all other applicable federal, state and local rules, regulations, requirements and policies, including, but not limited to, equal employment opportunity policies of the FCC, and all applicable painting and lighting requirements of the FCC and the Federal Aviation Administration to the extent required to be met under applicable FCC rules and regulations, and to Seller's knowledge, there are no existing claims to the contrary.

     7.6 TAXES. Seller has with respect to the Citicasters Stations filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns required by law to be filed by it and has paid in full all taxes, estimated taxes, interest, assessments, and penalties due and payable by it.

     7.7 PERSONAL PROPERTY. SCHEDULE 7.7 hereto contains a list of all material items of tangible personal property owned by Seller or Nationwide and used or held for use exclusively in the conduct of the business and operations of the Stations Assets. SCHEDULE 7.7 also separately lists any material tangible personal property leased by Seller or by Nationwide pursuant to leases included within the Contracts. Except for the assets comprising the Nationwide Stations and except as disclosed in SCHEDULE 7.7, Seller has, and following the Closing, Buyer will have, good and marketable title to all of the Stations Assets (other than those subject to lease) and none of the Stations Assets is, or at the Closing will be, subject to any Liens or title defects, except for liens for taxes not yet due and payable. The Stations Assets listed in SCHEDULE 7.7, along with those properties subject to lease and included among the Contracts and any tangible personal property used or held for use exclusively at the location(s) of the studio sites for the Nationwide Stations, constitute all material tangible personal property relating to the Stations Assets, and such Stations Assets relating to the Citicasters Stations are, and to the knowledge of Seller the Stations Assets relating to the Nationwide Stations are: (i) being operated in all material respects in accordance with the specifications of the Citicasters Stations Licenses, or the licenses for the Nationwide Stations, respectively, and (ii) being maintained in a good and workmanlike manner. Seller has made available true, complete and correct copies of the maintenance records respecting the Stations Assets which are in Seller's possession.

     7.8  REAL PROPERTY.

          7.8.1 SCHEDULE 7.8 hereto contains a complete and accurate list and description of the real property (including without limitation, real property relating to the towers, transmitters, studio sites and offices of the Stations Assets) used by Seller or Nationwide in connection with the operations of the Stations Assets pursuant to agreements, leases and other contracts and which are to be assigned to Buyer and the obligations under the same to be assumed by Buyer pursuant to this Agreement (the "Real Estate Contracts").

          7.8.2  The Real Estate Contracts listed on SCHEDULE 7.8 and
SCHEDULE 7.9(a) are in full force and effect and are valid, binding and enforceable in accordance with their terms. Seller enjoys quiet possession of all real property subject to the Real Estate Contracts. Seller is not in default under any Real Estate Contract nor, to Seller's knowledge, is any other party thereto, and, to Seller's knowledge, there are no present disputes or claims with respect to offsets or defenses by any party against the other under any of the Real Estate Contracts. Seller has delivered to Buyer true and complete copies of all Real Estate Contracts. Except as expressly set forth in
SCHEDULE 7.8 hereto, the assignment of the Real Estate Contracts to Buyer will not permit the other party to accelerate the rent, cause the terms thereof to be renegotiated or constitute a default thereunder, and will not require the consent of any such party to the assignment thereof to Buyer.

          7.8.3 Seller has not received any notice of, and has no knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with the real estate subject to the Real Estate Contracts. To the knowledge of Seller, no fact or condition exists which would result in the termination or impairment of access of the Stations Assets to the real estate subject to the Real Estate Contracts, or discontinuation of necessary sewer, water, electrical, gas, telephone or other utilities or services.

     7.9 CONTRACTS. SCHEDULE 7.9(a) lists all Contracts respecting the Stations (excepting Time Sales Agreements) to which Seller or Nationwide is a party AND which are to be assigned to Buyer pursuant to the terms of this Agreement, as of the date of this Agreement. Those Contracts, if any, requiring the consent of a third party to assignment are identified with an asterisk on SCHEDULE 7.9(a). Those Contracts, if any, that Seller and Buyer have agreed are material to the operation of the Stations Assets and the valid assignment of which is a condition to the consummation of the transactions contemplated hereby (the "Material Contracts") are listed on
SCHEDULE 7.9(b).

     7.10 STATUS OF CONTRACTS, ETC. All of the Contracts are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. Seller has complied in all respects with all written and oral Contracts, and is not in default beyond any applicable grace periods under any thereof and, to Seller's knowledge, no other contracting party is in default under any thereof.

     7.11 ENVIRONMENTAL. Except as set forth in SCHEDULE 7.11, to Seller's knowledge Seller has in all material respects complied with all federal, state and local environmental laws, rules and regulations as in effect on the date hereof applicable to the Stations Assets which are used or useful in the operation of the Citicasters Stations, including but not limited to the FCC's guidelines regarding RF radiation. To Seller's knowledge the technical equipment included within the Stations Assets which are used or useful in the operation of the Citicasters Stations does not contain any PCBs. To Seller's knowledge, no hazardous or toxic waste, substance, material or pollutant (as those or similar terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.
Section 9601 ET SEQ., Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 ET SEQ. or any other applicable federal, state and local environmental law, statute, ordinance, order, judgment, rule or regulation relating to the environment or the protection of human health ("Environmental Laws")), including but not limited to, any asbestos or asbestos related products, oils or petroleum-derived compounds, CFCs, PCBs, or underground storage tanks, have been released, emitted or discharged or are currently located in, on, under, or about the real property on which the Stations Assets used or useful in the operation of the Citicasters Stations are situated including the transmitter sites or contained in the tangible personal property included within the Stations Assets which are used or useful in the operation of the Citicasters Stations.

     7.12 INTELLECTUAL PROPERTY. SCHEDULE 7.12 hereto is a true and complete list of all Intellectual Property applied for, registered or issued to, and owned by Seller or under which Seller is a licensee which is used in the conduct of the Seller's business and operations of the Stations Assets, AND which is being transferred to Buyer pursuant to this Agreement. Except as set forth on SCHEDULE 7.12: (a) Seller's right, title and interest in the Intellectual Property as owner or licensee, as applicable, is free and clear of all Liens and, to the extent any of the Intellectual Property is licensed to Seller, such interest is valid and uncontested by the licensor thereof or any third party; and (b) all of Seller's right, title and interest in and to the Intellectual Property shall be assignable to Buyer at Closing, and upon such assignment, Buyer shall receive complete and exclusive right, title, and interest in and to all tangible and intangible property rights existing in the Intellectual Property.

     7.13 PERSONNEL INFORMATION.

          7.13.1 Except as disclosed in SCHEDULE 7.13, Seller is not a party to any contract or agreement with any labor organization, nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any employees of Seller relating to the Citicasters Stations. Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Stations.

          7.13.2 Except as disclosed in SCHEDULE 7.13, Seller has complied with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and payment and withholding of taxes.

     7.14 LITIGATION. Except as set forth in SCHEDULE 7.14, Seller is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree relating to the conduct of the business or the operation of the Citicasters Stations or any of the Stations Assets, and, except as set forth in SCHEDULES 7.4 and 7.14, there is no litigation, administrative action, arbitration, proceeding or investigation pending or, to the knowledge of Seller, threatened against Seller or the Citicasters Stations in any federal, state or local court, or before any administrative agency or arbitrator (including, without limitation, any proceeding which seeks the forfeiture of, or opposes the renewal of, any of the Citicasters Stations Licenses), or before any other tribunal duly authorized to resolve disputes.

     7.15 COMMISSIONS OR FINDER'S FEES. Neither Seller or any person or entity acting on behalf of Seller has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, except for Gary Stevens & Co., whose fees shall be paid by Seller and Seller shall hold harmless and indemnify Buyer therefor.

     7.16 INSURANCE. Seller now has in force adequate fire and other risk insurance covering the full replacement value of the Stations Assets and shall cause such insurance to be maintained in full force until the Closing Date. Except as set forth in SCHEDULE 7.16, Seller also shall maintain in full force until the Closing Date, adequate general public liability insurance in amounts consistent with broadcasting industry standards for similar stations.

                                    SECTION 8
                                COVENANTS OF BUYER

     8.1 CLOSING. Subject to Article 11 hereof, on the Closing Date, Buyer shall purchase the Stations Assets from Seller as provided in Article 1 hereof and shall assume the Assumed Liabilities of Seller as provided in
Article 2 hereof.

     8.2 NOTIFICATION. Buyer will provide Seller prompt written notice of any change in any of the information contained in the representations and warranties made in Article 6. Buyer shall also notify Seller of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Buyer which challenges the transactions contemplated hereby.

     8.3 NO INCONSISTENT ACTION. Buyer shall not take any action which (i) is materially inconsistent with its obligations under this Agreement; (ii) would cause any representation or warranty of Buyer contained herein to be or become false or invalid, or (iii) could unreasonably hinder or delay the consummation of the transactions contemplated by this Agreement.

     8.4 ACCOUNTS RECEIVABLE. Buyer acknowledges that all accounts receivable arising prior to the Closing Date in connection with the operation of the Stations and Stations Assets, including but not limited to accounts receivable for advertising revenues for programs and announcements performed prior to the Closing Date and other broadcast revenues for services performed prior to the Closing Date, shall remain the property of Seller (the "Seller Accounts Receivable") and that Buyer shall not acquire any beneficial right or interest therein or responsibility therefor.

                                 SECTION 9
                            COVENANTS OF SELLER

     9.1 SELLER'S PRE-CLOSING COVENANTS. Subject to Buyer's time brokering of the Citicasters Stations pursuant to the Time Brokerage Agreement, Seller covenants and agrees with respect to the Station that, between the date hereof and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of Buyer, Seller shall act in accordance with the following; provided however, that Seller and Buyer acknowledge that concurrent with the execution of this Agreement Buyer and Seller have entered into the Time Brokerage Agreement and such parties understand that any TBA Events which would cause any of Seller's covenants and agreements to be breached by Seller, shall not be deemed to result in a breach or nonperformance of such covenants and agreements by Seller:

          9.1.1 Seller shall conduct the business and operations of the Citicasters Stations in the ordinary course of business consistent with past practice;

          9.1.2 Seller shall operate the Citicasters Stations in all material respects in accordance with FCC rules and regulations and the Citicasters Stations Licenses and with all other laws, regulations, rules and orders, and shall not cause or permit by any act, or failure to act, any of the Citicasters Stations Licenses or other licenses, permits or authorizations listed in SCHEDULE 7.4 to expire, be surrendered, adversely modified (other than as set forth in SCHEDULE 7.4 or as specifically permitted by this Agreement), or otherwise terminated, or the FCC to institute any proceedings for the suspension, revocation or adverse modification of any of the Citicasters Stations Licenses, or fail to prosecute with due diligence any pending applications to the FCC.

          9.1.3 Should any fact relating to Seller which would cause the FCC to deny its consent to the transactions contemplated by this Agreement come to Seller's attention, Seller will promptly notify Buyer thereof and will use its reasonable efforts to take such steps as may be necessary to remove any such impediment to the FCC's consent to the transactions contemplated by this Agreement.

          9.1.4 Subject to the rights and obligations of the parties set forth in, and actions taken by the parties pursuant to the Time Brokerage Agreement, Seller shall not, and shall use its best efforts to cause Nationwide to not: (a) sell, lease or dispose of or commit to sell, lease or dispose of any of the Stations Assets, except as permitted pursuant to Section 1.1.2 hereof; (b) sell broadcast time on a prepaid basis with regard to the Citicasters Stations (other than in the course of existing credit practices);
(b) change the advertising rates with regard to the Citicasters Stations in effect as of the date hereof except in accordance with ordinary course of business pricing policies; or (c) create, assume or permit to exist any Liens or rights affecting any of the Stations Assets, except for those in existence on the date of this Agreement and disclosed in SCHEDULE 7.8 or SCHEDULE 7.9(a).

          9.1.5 Except for changes resulting from Buyer's actions pursuant to the Time Brokering Agreement, Seller shall provide Buyer prompt written notice of any change in any of the information contained in the representations and warranties made in Article 7 or any Schedule.

          9.1.6 In order that Buyer may have full opportunity to make such investigation as it desires of the affairs of the Stations, Seller shall give or cause the Citicasters Stations to give Buyer and Buyer's counsel, accountants, engineers and other representatives, at Buyer's reasonable request and upon reasonable notice, full and reasonable access during normal business hours to all of Seller's personnel, properties, books, Contracts, reports and records (including, without limitation, financial information and tax returns relating to the Citicasters Stations, and environmental audits in existence with respect to the Stations Assets), real estate, buildings and equipment relating to the Stations and to the Stations' employees, and to furnish Buyer with information and copies of all documents and agreements relating to the Stations and the operation thereof (including but not limited to financial and operating data and other information concerning the financial condition, results of operations and business of the Stations) that Buyer may reasonably request. Until the Commencement Date, at Buyer's request Seller shall promptly deliver to Buyer an unaudited statement of revenue and expenses of the Stations and a balance sheet for the month then ended. The rights of Buyer under this
Section 9.1.6 shall not be exercised in such a manner as to interfere unreasonably with the business of the Stations.

          9.1.7 Seller shall use its reasonable best efforts to (i) obtain any third party consents necessary for the assignment of any Contract (which shall not require any payment to any such third party except for such amounts contemplated by the Contract to be assigned, any amount then owing by Seller to such third party or the reasonable expenses incurred by such third party in connection with such assignment), (ii) obtain the amendments set forth in
Section 14.1.8, and (iii) reasonably cooperate with Buyer in negotiating with the landlord with respect to the studio lease for the current Nationwide Stations ("Studio Lease").

     9.2 NOTIFICATION. Seller agrees to notify Buyer of any litigation, arbitration or administrative proceeding pending or, to the best of its knowledge, threatened, which challenges the transactions contemplated hereby.

     9.3 NO INCONSISTENT ACTION. Subject to Section 10.9 hereof, Seller shall not take any action which is materially inconsistent with its obligations under this Agreement, or take any action which would cause any representation or warranty of Seller contained herein to be or become false or invalid or which could hinder or delay the consummation of the transactions contemplated by this Agreement.

     9.4 CLOSING. Subject to Section 10.9 and Article 12 hereof, on the Closing Date Seller shall transfer, convey, assign and deliver to Buyer the Stations Assets and the Assumed Liabilities as provided in Articles 1 and 2 of this Agreement.

     9.5 OTHER ITEMS. Except as otherwise specifically contemplated by this Agreement and subject to Section 10.9 hereof, until the Closing Date, Seller shall not: (a) transfer or grant any material rights under any of the Citicasters Stations Licenses; (b) enter into any commitment for capital expenditures for which Buyer would become liable after the Closing Date; or (c) introduce any material changes in the broadcast hours or in the format of the Citicasters Stations or any other material change in the Citicasters Stations' programming policies.

                                SECTION 10
                             JOINT COVENANTS

     Buyer and Seller hereby covenant and agree that between the date hereof and the Closing Date, each shall act in accordance with the following:

     10.1 CONFIDENTIALITY.

          10.1.1 Subject to the requirements of applicable law, Buyer and Seller shall each keep confidential all information obtained by it with respect to the other parties hereto in connection with this Agreement and the negotiations preceding this Agreement ("Confidential Information"); provided that, the parties hereto may furnish such Confidential Information to its employees, agents and representatives who need to know such Confidential Information (including its financial and legal advisers, its banks and other lenders) (collectively, "Representatives"). Each party hereto shall, and shall cause each of such party's Representatives to, use the Confidential Information solely in connection with the transactions contemplated by this Agreement. If the transactions contemplated hereby are consummated, the confidentiality covenants set forth in this Section 10.1 are hereby extinguished as of the
Closing.   If the transactions contemplated hereby are not consummated for any reason, the confidentiality obligations hereunder continue, and each party shall return to such other party hereto, without retaining a copy thereof, any schedules, documents or other written information obtained from such other party in connection with this Agreement and the transactions contemplated hereby.

          10.1.2 Notwithstanding anything contained in Section 10.1.1, no party shall be required to keep confidential or return any Confidential Information which: (a) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party; (b) is or becomes publicly known through no fault of the receiving party or its agents;
(c) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing party is given reasonable prior notice of the order or request and the purpose of the disclosure); or (d) is developed by the receiving party independently of the disclosure by the disclosing party.

          10.1.3 Notwithstanding anything to the contrary in this Agreement, Buyer and its Affiliates shall, and Seller and its Affiliates shall, in accordance with their respective legal obligations, including but not limited to filings permitted or required by the Securities Act of 1933 and the Securities and Exchange Act of 1934, the NASDAQ National Market and other similar regulatory bodies, make (i) such press releases and other public statements and announcements ("Releases") as such parties deem necessary and appropriate in connection with this Agreement and the transactions contemplated hereby, and (ii) any and all statements such parties deem to be necessary and appropriate in any and all filings, prospectuses and other similar documents. Each party shall use commercially reasonable efforts to provide the other party with a copy of any Releases before any publication of same. The other party may make comments to the party seeking to make the Release, provided however, that the party seeking to make the release is not required to incorporate any such comments into the Release.

     10.2 COOPERATION. Subject to express limitations contained elsewhere herein, Buyer and Seller agree to cooperate fully with one another in taking any reasonable actions (including without limitation, reasonable actions to obtain the required consent of any governmental instrumentality or any third party) necessary or helpful to accomplish the transactions contemplated by this Agreement, including but not limited to the satisfaction of any condition to closing set forth herein.

     10.3 CONTROL OF STATIONS. Subject to the Time Brokerage Agreement, Buyer shall not, directly or indirectly, control, supervise or direct the operations of the Stations prior to the Closing. Such operations, including complete control and supervision of all Stations programs, employees and policies, shall be the sole responsibility of Seller, or in the case of the Nationwide Stations, of their licensee.

     10.4 CONSENTS TO ASSIGNMENT. Except for the consents to Material Contracts set forth on SCHEDULE 7.9(b), to the extent that any Contract identified in the Schedules is not capable of being sold, assigned, transferred, delivered or subleased without the waiver or consent of any third person (including a government or governmental unit), or if such sale, assignment, transfer, delivery or sublease or attempted sale, assignment, transfer, delivery or sublease would constitute a breach thereof or a violation of any law or regulation, this Agreement and any assignment executed pursuant hereto shall not constitute a sale, assignment, transfer, delivery or sublease or an attempted sale, assignment, transfer, delivery or sublease thereof. Subject to the provisions of Section 11.6, in those cases where consents, assignments, releases and/or waivers have not been obtained at or prior to the Closing to the transfer and assignment to Buyer of the Contracts, this Agreement and any assignment executed pursuant hereto, to the extent permitted by law, shall constitute an equitable assignment by Seller to Buyer of all of Seller's rights, benefits, title and interest in and to the Contracts, and where necessary or appropriate, Buyer shall be deemed to be Seller's agent for the purpose of completing, fulfilling and discharging all of Seller's rights and liabilities arising after the Closing Date under such Contracts. Seller shall use its best efforts to provide Buyer with the financial and business benefits of such Contracts (including, without limitation, permitting Buyer to enforce any rights of Seller arising under such Contracts), and Buyer shall, to the extent Buyer is provided with the benefits of such Contracts, assume, perform and in due course pay and discharge all debts, obligations and liabilities of Seller under such Contracts to the extent that Buyer was to assume those obligations pursuant to the terms hereof.

     10.5 FILINGS.  In addition to the covenants of the parties set forth in
Article 5 hereto, as promptly as practicable after the execution of this Agreement, Buyer and Seller shall use their reasonable best efforts to obtain, and to cooperate with each other in obtaining, all authorizations, consents, orders and approvals of any governmental authority that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement, and to take all reasonable actions to avoid the entry of any order or decree by any governmental authority prohibiting the consummation of the transactions contemplated hereby, including without limitation, any reports or notifications that may be required to be filed with the FCC or to be filed under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and each shall furnish to one another all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other.

     10.6 EMPLOYEE MATTERS.  The parties acknowledge and agree that this
Section 10.6 shall be subject to the rights and obligations of the parties set forth in, and any prior actions taken by the parties pursuant to, the Time Brokerage Agreement. The parties acknowledge and agree that Buyer shall have the right (but not the obligation) to interview and to elect which of the employees, if any, of Seller employed at the Stations that it will hire. In that regard, Seller shall provide Buyer access to its personnel records and personnel files, and shall provide such other information regarding Seller's employees as Buyer may reasonably request prior to the Closing Date. Buyer shall have the sole and exclusive right to establish the wage, any other compensation and all other terms and conditions of employment of any person hired by Buyer. Seller shall be responsible for the payment of all compensation and accrued employee benefits payable to all employees of Seller through the Closing Date. All employees of Seller who are offered and accept employment with Buyer shall be considered terminated employees of Seller and shall not be entitled to receive from Buyer credit for any accrued vacation days, sick days, personal days, paid time off or other such days. Seller acknowledges and agrees that Seller, and not Buyer, is and shall after Closing remain solely responsible for any and all wages, compensation, commission, bonuses, severance pay, insurance, supplemental pension, deferred compensation, retirement and any other benefits, premiums and claims, due, to become due, committed, accrued or otherwise promised to any person who, as of the Closing Date, is a retiree, former employee, current employee of Seller, relating to the period up to and including the Closing Date. Buyer, as purchaser of the Stations Assets, shall assume no employee benefit plans, programs, policies, or practices, whether or not set forth in writing, maintained by Seller at any time.

     10.7 SECTION 1031 ASSET EXCHANGE. The Seller intends that the transfer of the Stations Assets contemplated by this Agreement will be part of an exchange of assets that will qualify, pursuant to Section 1031 of the Internal Revenue Code and regulations thereunder, as a deferred like-kind exchange by Seller. In keeping with that intention, it is expressly acknowledged that Seller, its assignee or transferee, may, at or prior to Closing, assign its rights (in whole or in part) under this Agreement to a qualified intermediary as defined in Treasury regulation section 1.1031(k)-1(g)(4), or a similar entity or arrangement ("Qualified Intermediary"), subject to all of Seller's rights and obligations herein and shall promptly provide written notice of such assignment to Buyer. Buyer shall cooperate with the reasonable requests of the Seller's Qualified Intermediary in arranging and effecting this exchange and any additional exchange as would qualify under Section 1031 of the Internal Revenue Code; provided that, Seller shall reimburse to Buyer any incremental costs and expenses incurred by Buyer as a result of Seller's use of a Qualified Intermediary to consummate the transactions contemplated herein. Without limiting the generality of the foregoing, if Seller has given notice of its intention to effect an exchange using a Qualified Intermediary, Buyer shall promptly provide Seller with written acknowledgment of such notice. If requested by Seller, Buyer shall pay the Purchase Price for the Stations Assets to the Qualified Intermediary of Seller (and not to Seller), and such payment shall satisfy the obligations of Buyer to make payment of the Purchase Price herein. Seller's assignment to a Qualified Intermediary will not relieve Seller of any of its duties or obligations herein. Except for the obligations of Buyer set forth in this Section, Buyer shall not have any liability or obligation to Seller for the failure of the contemplated exchange to qualify as a like kind exchange under Section 1031 of the Internal Revenue Code unless such failure is the result of the material breach by Buyer of its representations, warranties, covenants and obligations herein.

     10.8 KJQY CALL LETTERS. The parties agree that the Seller is to retain all of Seller's rights in and to the call letters "KJQY" and the Buyer is to obtain as part of the Stations Assets all of Seller's rights in and to the call letters "KXGL." Buyer and Seller agree to cooperate fully with one another in taking any reasonable actions (including without limitation, reasonable actions to obtain the required consent of any governmental instrumentality or any third party) necessary or helpful to complete the exchange of the above described call letters.

     10.9 TRUST. If the consummation of the transactions contemplated herein does not occur simultaneous with the Nationwide Closing, Seller and Buyer hereby agree that Seller may, at Seller's option and with prior FCC approval, assign the assets and licenses of the Nationwide Stations to the Trustee who would operate and maintain the Nationwide Stations between the closing under the Nationwide Agreement and the Closing Date hereunder, pursuant to the Trust, and upon such circumstances, if necessary, the Trustee would be charged with the realization of the transactions contemplated hereunder on Seller's behalf and would be required to perform Seller's duties and obligations hereunder with respect to the Stations Assets held in the Trust.

     10.10 TRAFFIC AGREEMENTS. Within thirty (30) days of the date hereof, Buyer will use its reasonable best efforts to negotiate amendments to, or replacements for, the current agreements with Metro Traffic ("New Metro Terms") for the Stations. In the event Buyer is unable to negotiate New
Metro Terms for the Stations by the end of such 30-day period, at the earlier to occur of the Commencement Date of the Time Brokerage Agreement or the Closing Date, Seller will assign and Buyer will assume the current Metro Traffic contracts listed on SCHEDULE 7.9(a) as of such date. In the event Buyer does negotiate New Metro Terms within the 30-day period, within five (5) days thereafter Buyer shall give Airwatch Communications the right to match the New Metro Terms. If Airwatch does not match the New Metro Terms within
72 hours thereafter, Buyer shall contract with Metro Traffic under the New Metro Terms (conditioned upon the Closing of the transactions contemplated herein), and Buyer shall not be required to assume the current Metro Traffic agreements listed on SCHEDULE 7.9(a). If Airwatch does not match the New Metro Terms and Buyer contracts with Metro Traffic under the New Metro Terms, Buyer will not be required to assume the Metro Traffic agreements listed on
SCHEDULE 7.9(a).

     10.11 STUDIO LEASE. Buyer and Seller shall each use its reasonable best efforts to obtain the consent of the landlord ("Landlord's Consent") under the lease for studio space at One American Plaza ("Studio Lease") to (i) allow Buyer to subdivide the lease space under terms reasonably acceptable to Buyer, and (ii) permit Buyer to exercise the renewal or extension rights contained in the antenna lease after the initial term ends for the Citicasters Stations.
In addition, Buyer shall determine, in its reasonable discretion, if the reciprocal easement agreements and objectionable interference terms of the Studio Lease ("Objectionable Studio Lease Terms") have a material adverse impact on the operation of the Stations.

     10.12 CONTRACT TERMINATIONS. Seller agrees to use its best efforts to, or cause Nationwide to, send cancellations on all Contracts listed on SCHEDULE 7.9(a) which do not constitute, and are not listed as, Material Contracts on
SCHEDULE 7.9(b) within fifteen (15) days after receiving written notice from Buyer that it wishes to terminate such non-material Contracts; provided that, Buyer shall defend, indemnify and hold harmless Seller from and against any and all Damages incurred by Seller arising out of or related to termination fees or other Damages (as defined in Section 15.2.1) incurred by Seller as a result of sending such termination notices.

                                 ARTICLE 11
                      CONDITIONS OF CLOSING BY BUYER

     The obligations of Buyer hereunder are, at its option, subject to satisfaction, on or prior to the Closing Date or such earlier date as specifically provided below, of each of the following conditions:

     11.1  REPRESENTATIONS, WARRANTIES AND COVENANTS.

          11.1.1 All representations and warranties of Seller made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date.

          11.1.2 All of the terms, covenants and conditions to be complied with and performed by Seller on or prior to the Closing Date shall have been complied with or performed in all material respects.

          11.1.3 Buyer shall have received a certificate, dated as of the Closing Date, from Seller, executed by an authorized officer of Seller to the effect that except for changes expressly permitted or contemplated by the terms of this Agreement or occurring as a result of Buyer's actions under the Time Brokerage Agreement: (a) the representations and warranties of Seller contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date; and (b) Seller has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by it on or prior to the Closing Date.

     11.2 GOVERNMENTAL CONSENTS. The FCC Consent and DOJ Consent shall have been obtained and any waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have elapsed or been terminated.

     11.3 [RESERVED]

     11.4 GOVERNMENTAL AUTHORIZATIONS. Seller shall be the holder of the Citicasters Stations Licenses and all other licenses, permits and other authorizations listed in SCHEDULE 7.4, and there shall not have been any modification (other than as specifically permitted by this Agreement) of any of such licenses, permits and other authorizations which has an adverse effect on the Citicasters Stations or the operations thereof.

     11.5 ADVERSE PROCEEDINGS. No suit, action, claim or governmental proceeding shall be pending or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto which could reasonably be expected to result in: (a) rendering it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; (b) seeking to enjoin any transaction contemplated hereby; (c) seeking material damages on account of the consummation of any transaction contemplated hereby; or (d) a petition of bankruptcy by or against Seller, an assignment by Seller for the benefit of its creditors, or other similar proceeding.

     11.6 THIRD-PARTY CONSENTS, ETC. All Contracts shall be in full force and effect on the Closing Date. Seller shall have obtained and shall have delivered to Buyer all third-party consents to the assignment of the Material Contracts (without conditions materially adverse to Buyer), and all amendments set forth in Sections 14.1.8.

     11.7 CLOSING DOCUMENTS. Seller shall have delivered or caused to be delivered to Buyer, on the Closing Date, all deeds, bills of sale, endorsements, assignments and other instruments of conveyance and transfer reasonably satisfactory in form and substance to Buyer, effecting the sale, transfer, assignment and conveyance of the Stations Assets to Buyer, including, without limitation, each of the documents required to be delivered by Seller pursuant to Article 14.

     11.8 TRUST. If the Nationwide Stations are transferred into the Trust and if necessary, the Trustee shall have assigned the assets and licenses of the Nationwide Stations which comprise all or part of the Stations Assets to Buyer (with the remainder of the assets comprising the Nationwide Stations being transferred by the Trustee to Seller simultaneous with the Closing hereunder) in accordance with this Agreement.

     11.9 STUDIO LEASE. Buyer shall have obtained the Landlord's Consent, and the Objectionable Studio Lease Terms shall not have, in Buyer's judgment reasonably exercised, a material adverse impact on the operation of the Stations.

                                 ARTICLE 12
                       CONDITIONS OF CLOSING BY SELLER

     The obligations of Seller hereunder are, at its option, subject to satisfaction, on or prior to the Closing Date, of each of the following conditions:

     12.1 REPRESENTATIONS, WARRANTIES AND COVENANTS.

          12.1.1 All representations and warranties of Buyer made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement.

          12.1.2 All the terms, covenants and conditions to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

          12.1.3 Seller shall have received a certificate, dated as of the Closing Date, executed by an authorized officer of Buyer, to the effect that:
(a) the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date; and (b) that Buyer has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by it on or prior to the Closing Date.

     12.2 GOVERNMENTAL CONSENTS. The FCC Consent and DOJ Consent shall have been obtained and, any waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have elapsed or been terminated.

     12.3 ADVERSE PROCEEDINGS. No suit, action, claim or governmental proceeding shall be pending or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto which: (a) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; (b) questions the validity or legality of any transaction contemplated hereby; (c) seeks to enjoin any transaction contemplated hereby; or (d) is a petition of bankruptcy by or against Seller, an assignment by Seller for the benefit of its creditors, or other similar proceeding.

     12.4 CLOSING DOCUMENTS. Buyer shall have delivered or caused to be delivered to Seller, on the Closing Date, each of the documents and Purchase Price required to be delivered by it pursuant to Article 14.

     12.5 THIRD-PARTY CONSENTS.   Seller shall have obtained all third-party
consents to the assignment of the Material Contracts.

     12.6 NATIONWIDE CLOSING. The transactions that are the subject of the Nationwide Agreement shall have been consummated.

     12.7 TRUST. If the Nationwide Stations are transferred into the Trust and if necessary, the Trustee shall have assigned the assets and licenses of the Nationwide Stations which comprise all or part of the Stations Assets to Buyer (with the remainder of the assets comprising the Nationwide Stations being transferred by the Trustee to Seller simultaneous with the Closing hereunder) in accordance with this Agreement.

                               ARTICLE 13
                   TRANSFER TAXES; FEES AND EXPENSES

     13.1 EXPENSES. Except as set forth in Section 13.2 and 13.3 hereof or otherwise expressly set forth in this Agreement, each party hereto shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement including, but not limited to the costs and expenses incurred pursuant to Article 5 hereof and the fees and disbursements of counsel and other advisors.

     13.2 TRANSFER TAXES AND SIMILAR CHARGES. All costs of transferring the Stations Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be paid equally by Buyer and Seller.

     13.3 GOVERNMENTAL FILING OR GRANT FEES. Any filing or grant fees imposed by any governmental authority the consent of which or the filing with which is required for the consummation of the transactions contemplated hereby shall be paid equally by Buyer and Seller.

                               ARTICLE 14
                  DOCUMENTS TO BE DELIVERED AT CLOSING

     14.1 SELLER'S DOCUMENTS. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

          14.1.1 Certified resolutions of the Board of Directors of Seller approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated hereby;

          14.1.2 A certificate of Seller, dated the Closing Date, in the form described in Section 11.1.3;

          14.1.3 Governmental certificates showing that Seller is duly organized and in good standing in the State of Ohio, and authorized to do business in the State of California each certified as of a date not more than thirty (30) business days before the Closing Date;

          14.1.4 Such certificates, bills of sale, assignments, general warranty deeds, documents of title and other instruments of conveyance, assignment and transfer (including without limitation any necessary consents to conveyance, assignment or transfer), and Lien releases, all in form satisfactory to Buyer and Buyer's counsel, as shall be effective to vest in Buyer good, marketable and insurable title in and to the Stations Assets, free, clear and unencumbered.

          14.1.5 An Assignment and Assumption Agreement in the form of EXHIBIT C effectuating the assignment and assumption of the Assumed Liabilities (the "Assignment and Assumption Agreement").

          14.1.6 At the time and place of Closing, originals and all copies of all program, operations, transmission or maintenance logs and all other records required to be maintained by the FCC with respect to the Citicasters Stations, including the public files of the Citicasters Stations, shall be left at the Citicasters Stations and thereby delivered to Buyer;

          14.1.7 Execute and deliver to Buyer the KKLQ(FM) tower site lease in the form of EXHIBIT D; and

          14.1.8 Deliver to Buyer either (a) an amended lease with the University of California San Diego ("UCSD") that (i) extends the initial lease term to at least ten (10) years, with options to extend for at least two (2) terms of (5) years, (ii) eliminates Buyer's obligations regarding the covering of UCSD events, the airing of certain UCSD programming, and the hiring of UCSD students as interns, and (iii) does not increase the annual cost of the current lease; or (b) alternative transmitter site arrangements which are reasonably satisfactory to Buyer;

          14.1.9 The Unwind Agreement in the form of EXHIBIT A, if necessary.

          14.1.10 Such additional information, materials, agreements, documents and instruments as Buyer and its counsel may reasonably request in order to consummate the Closing.

     14.2 BUYER'S DOCUMENTS. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

          14.2.1 Certified resolutions of the Board of Directors of Buyer approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated hereby;

          14.2.2 A certificate of Buyer, dated the Closing Date, in the form described in Section 12.1.3.

          14.2.3  The Assignment and Assumption Agreement;

          14.2.4  The Purchase Price in accordance with Section 3.1 hereof;

          14.2.5  The Unwind Agreement, if necessary.

          14.2.6  The KKLQ-FM Tower Lease; and

          14.2.7 Such additional information, materials, agreement, documents and instruments as Seller and its counsel may reasonably request in order to consummate the Closing.


                               ARTICLE 15
                    SURVIVAL; INDEMNIFICATION; ETC.

     15.1 SURVIVAL OF REPRESENTATIONS, ETC. It is the express intention and agreement of the parties to this Agreement that all covenants and agreements (together, "Agreements") and all representations and warranties (together, "Warranties") made by Buyer and Seller in this Agreement shall survive the Closing (regardless of any knowledge, investigation, audit or inspection at any time made by or on behalf of Buyer or Seller) for a period of sixteen (16) months from the Closing Date.

          15.1.1 The right of any party to recover Damages (as defined in Section 15.2.1) pursuant to Section 15.2 shall not be affected by the expiration of any Warranties as set forth herein, provided that notice of the existence of any Damages (but not necessarily the fixed amount of any such Damages) has been given by the indemnified party to the indemnifying party prior to such expiration.

          15.1.2 Notwithstanding any provision hereof to the contrary, there shall be no contractual time limit in which Buyer or Seller may bring any action for actual fraud (a "Fraud Action"), regardless of whether such actual fraud also included a breach of any Agreement or Warranty; provided, however, that any Fraud Action must be brought within the period of the applicable statute of limitations plus any extensions or waivers granted or imposed with respect thereto.

     15.2 INDEMNIFICATION.

          15.2.1 Seller shall defend, indemnify and hold harmless Buyer from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys' fees and expenses ("Damages") incurred by Buyer arising out of or related to: (a) any breach of the Agreements or Warranties given or made by Seller in this Agreement; (b) the conduct of the business and operations of the Citicasters Stations or any portion thereof or the use or ownership of the Stations Assets prior to the Closing Date; provided, however, that (i) Seller shall have no liability to Buyer hereunder until, and only to the extent that, Buyer's aggregate Damages exceed Three Hundred Thousand Dollars ($300,000) and (ii) the maximum liability of Seller hereunder shall be Six Million Five Hundred Thousand Dollars ($6,500,000).

          15.2.2 Buyer shall defend, indemnify and hold harmless Seller from and against any and all Damages incurred by Seller arising out of or related to: (a) any breach of the Agreements and Warranties given or made by Buyer in this Agreement; (b) Seller's cancellation of any non-material Contracts pursuant to Section 10.12 hereof; (c) the Assumed Liabilities; and (d) the conduct of the business and operations of the Stations Assets or any portion thereof or the use or ownership of any of the Stations Assets on or after the Closing Date; provided, however, that (i) Buyer shall have no liability to Seller hereunder until, and only to the extent that, Seller's aggregate Damages exceed Three Hundred Thousand Dollars ($300,000) and (ii) the maximum liability of Buyer hereunder shall be Six Million Five Hundred Thousand Dollars ($6,500,000).

     15.3 PROCEDURES; THIRD PARTY AND DIRECT INDEMNIFICATION CLAIMS. The indemnified party agrees to give written notice as soon as reasonably practicable to the indemnifying party of any demand, suit, claim or assertion of liability by third parties or other circumstances that could give rise to an indemnification obligation hereunder against the indemnifying party (hereinafter collectively "Claims," and individually a "Claim"), it being understood that the failure to give such notice shall not affect the indemnified party's right to indemnification and the indemnifying party's obligation to indemnify as set forth in this Agreement, unless the indemnifying party's ability to contest, defend or settle with respect to such Claim is thereby prejudiced. The parties also agree that any claim for Damages arising directly between the parties relating to this Agreement may be brought at any time within the period specified in Section 15.1, and that the only notice required with respect thereto shall be as specified in Section 15.1.5.

     The obligations and liabilities of the parties hereto with respect to their respective indemnities pursuant to Section 15.2 resulting from any Claim shall be subject to the following additional terms and conditions:

          15.3.1 The indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

          15.3.2 In the event that the indemnifying party shall elect not to undertake such defense or opposition, or within ten days after notice of any such Claim from the indemnified party shall fail to defend or oppose, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).
          15.3.3 Anything in this Section 15.3 to the contrary notwithstanding: (a) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim; (b) the indemnifying party shall not, without the indemnified party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim; and (c) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate in good faith with respect to such Claim.

          15.3.4 The parties agree that all claims not disputed by the indemnifying party shall be paid by the indemnifying party within thirty (30) days after receiving notice of the Claim. "Disputed Claims" shall mean claims for Damages by an indemnified party which the indemnifying party objects to in writing within thirty (30) days after receiving notice of the Claim. In the event there is a Disputed Claim with respect to any Damages, the indemnifying party shall be required to pay the indemnified party the amount of such Damages for which the indemnifying party has, pursuant to a final determination, been found liable within ten (10) days after there is a final determination with respect to such Disputed Claim. As used in this Section 15.3.4, a final determination of a Disputed Claim shall be (i) a judgment of any court determining the validity of a Disputed Claim, if no appeal is pending from such judgment and if the time to appeal therefrom has elapsed; (ii) an award of any arbitration determining the validity of such disputed claim, if there is not pending any motion to set aside such award and if the time within which to move to set aside such award has elapsed; (iii) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys; (iv) a written acknowledgment of the indemnifying party that it no longer disputes the validity of such claim; or (v) such other evidence of final determination of a disputed claim as shall be acceptable to the parties.

          15.3.5 No undertaking of defense or opposition to a Claim shall be construed as an acknowledgment by such party that it is liable to the party claiming indemnification with respect to the Claim at issue or other similar Claims.

                               ARTICLE 16
                          TERMINATION RIGHTS

     16.1 TERMINATION. This Agreement may be terminated at any time prior to Closing as follows:

          16.1.1 Upon the mutual written consent of Buyer and Seller this Agreement may be terminated on such terms and conditions as so agreed; or

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

          16.1.2 By written notice of Buyer to Seller if Seller breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Buyer; provided, however, that with respect to breaches which cannot reasonably be cured within such thirty day period, Buyer shall have no right to terminate pursuant to this paragraph so long as Seller is diligently continuing to cure such breach; or

          16.1.3 By written notice of Seller to Buyer if Buyer breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Buyer; provided, however, that with respect to breaches which cannot reasonably be cured within such thirty day period, Seller shall have no right to terminate pursuant to this paragraph so long as Buyer is diligently continuing to cure such breach or

          16.1.4 By written notice of Buyer to Seller, or by Seller to Buyer, if the FCC denies the FCC Application or designates it for a trial-type hearing; or

          16.1.5 By written notice of Buyer to Seller, or by Seller to Buyer, if any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

          16.1.6 By written notice of Buyer to Seller, or by Seller to Buyer, if the Closing shall not have been consummated on or before April 30, 1999; or

          16.1.7 By written notice of Seller to Buyer if the DOJ Consent is not obtained, or is denied or rescinded; or

          16.1.8 By written notice of Seller to Buyer if the Nationwide Agreement is terminated or expires pursuant to its terms.

          Notwithstanding the foregoing, no party hereto may effect a termination hereof if such party is in material default or breach of this Agreement.

     16.2. LIABILITY. Except as set forth in Section 16.4 below, the termination of this Agreement under Section 16.1 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

     16.3. MONETARY DAMAGES, SPECIFIC PERFORMANCE AND OTHER REMEDIES. The parties recognize that if either party refuses to perform under the provisions of this Agreement or either party otherwise breaches ("Breaching Party") such that the Closing has not occurred, monetary damages alone will not be adequate to compensate the non-breaching party ("Non-Breaching

Party") for its injury. Such Non-Breaching Party shall therefore be entitled to obtain specific performance of the terms of this Agreement in lieu of, and not in addition to, any other remedies, including but not limited to monetary damages, that may be available to it; provided however, that Seller may elect to recover liquidated damages in lieu of obtaining specific performance, or vice versa, in accordance with Section 16.4. If any action is brought by the Non-Breaching Party to enforce this Agreement, the Breaching Party shall waive the defense that there is an adequate remedy at law. In the event of a default by the Breaching Party which results in the filing of a lawsuit for damages, specific performance, or other remedy, the Non-Breaching Party shall be entitled to reimbursement by the Breaching Party of reasonable legal fees and expenses incurred by the Non-Breaching Party; provided that, the Non-Breaching Party is successful in such lawsuit.

     16.4 SELLER'S LIQUIDATED DAMAGES. Subject to Section 16.3, if the parties hereto shall fail to consummate this Agreement on the Closing Date due solely to Buyer's material breach of this Agreement, and Seller is not at that time in material breach hereof, then Buyer shall pay to Seller the sum of Three Million Dollars ($3,000,000), which amount shall constitute liquidated damages. It is understood and agreed that such liquidated damages amount represents Buyer's and Seller's reasonable estimate of actual damages and does not constitute a penalty. If Seller elects to recover liquidated damages in lieu of the remedy of specific performance, recovery of liquidated damages shall be the sole and exclusive remedy of Seller against Buyer for failing to consummate this Agreement as a result of Buyer's material breach hereof, regardless of the actual amount of damages sustained, and all other remedies are deemed waived by Seller.

                               ARTICLE 17
                       MISCELLANEOUS PROVISIONS

     17.1 RISK OF LOSS. Prior to the Closing, the risk of any loss, damage or destruction shall be borne by Seller. Upon the occurrence of any loss or damage to any of the Stations Assets as a result of fire, casualty or other causes prior to the Closing Date, Seller shall, at its expense, restore, replace and/or repair the Stations Assets which have been damaged or suffered loss; provided that, if the damage or loss is not fully remedied on the Closing Date, Buyer and Seller shall consummate the transaction on the Closing Date, but Buyer shall receive a credit toward the Purchase Price of the amount reasonably and in good faith jointly determined by Buyer and Seller to constitute the costs of restoring, replacing and/or repairing such damage or loss (less any amounts paid by Seller or on Seller's behalf in order to restore, replace and/or repair the damage or loss, and the amount of any insurance under any insurance policy insuring such loss or damage), and Seller shall assign to Buyer all rights under any insurance claim(s) covering the loss(es). Notwithstanding the above, Buyer has the right to delay the Closing if the Citicasters Stations are off the air on the Closing Date, or have not been on the air for twenty-four (24) consecutive hours immediately prior to the Closing Date until the Citicasters Stations are on the air for such time.

     17.2 CERTAIN INTERPRETIVE MATTERS AND DEFINITIONS. Unless the context otherwise requires: (a) all references to Sections, Articles, Schedules or

Exhibits are to Sections, Articles, Schedules or Exhibits of or to this Agreement; (b) each term defined in this Agreement has the meaning assigned to it; (c) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles as in effect on the date hereof; (d) "or" is disjunctive but not necessarily exclusive; (e) words in the singular include the plural and vice versa; (f) the term "Affiliate" has the meaning given it in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended; and (g) all references to "$" or dollar amounts will be to lawful currency of the United States of America.

     17.3 FURTHER ASSURANCES. After the Closing, Seller shall from time to time, at the request of and without further cost or expense to Buyer, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby to vest in Buyer good and marketable title to the Stations Assets being transferred hereunder, free, clear and unencumbered, and Buyer shall from time to time, at the request of and without further cost or expense to Seller, execute and deliver such other instruments and take such other actions as may reasonably be requested in order more effectively to relieve Seller of any obligations being assumed by Buyer hereunder.

     17.4 BENEFIT AND ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to the provisions of Section 10.7 with respect to the Seller assigning its rights (in whole or in part) under this Agreement to a Qualified Intermediary, and provided that Seller shall be permitted to sell, assign and/or transfer some or all of the Station Assets and/or this Agreement (in whole or in part) to its designee, assignee, trustee or other entity if it determines that it would be advisable to make such a transfer in order to make more certain or otherwise facilitate the consummation of the transactions contemplated hereby or the transactions contemplated by the Nationwide Agreement ("Permitted Assignment"), neither party may voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of the other party hereto. Buyer agrees with respect to any Permitted Assignment that it shall take all such actions as are reasonably requested by Seller to effectuate such Permitted Assignment, including but not limited to cooperating in any appropriate filings with the FCC or other governmental authorities. All covenants, agreements, statements, representations, warranties and indemnities in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns of the parties hereto.

     17.5 AMENDMENTS. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

     17.6 HEADINGS. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

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

     17.7 GOVERNING LAW. The construction and performance of this Agreement shall be governed by the laws of the State of California without giving effect to the choice of law provisions thereof. Any action, suit or proceeding brought by any party to this Agreement relating to or arising out of this Agreement or any other agreement, instrument, certificate or other document delivered pursuant hereto (or the enforcement hereof or thereof) must be brought and prosecuted as to all parties in, and each of the parties hereby consents to service of process, personal jurisdiction and venue in, the state and Federal courts of general jurisdiction located in San Diego County, California.

     17.8 NOTICES. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, including by facsimile, and shall be deemed to have been duly delivered and received on the date of personal delivery, on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested, on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery or when dispatched by facsimile transmission (with the facsimile transmission confirmation being deemed conclusive evidence of such dispatch) and shall be addressed to the following addresses, or to such other address as any party may request, in the case of Seller, by notifying Buyer, and in the case of Buyer, by notifying Seller:

          To Seller:     Randy Michaels, President
                         Citicasters Co.
                         50 East RiverCenter Boulevard
                         12th Floor
                         Covington, Kentucky 41011
                         Fax: (606) 655-9345

          Copy to:       Graydon, Head & Ritchey
                         1900 Fifth Third Center
                         511 Walnut Street
                         Cincinnati, Ohio  45202
                         Attention:  John J. Kropp, Esq.
                         Fax: (513) 651-3836

          To Buyer
          or Heftel:     Heftel Broadcasting Corporation
                         100 Crescent Court, Suite 1777
                         Dallas, Texas 75201-6981
                         Attention: Jeff Hinson, Senior Vice President
                                    and Chief Financial Officer
                         Fax: (214) 855-5581

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

          Copies to:     Mr. Bruce Hallett
                         Crouch & Hallett
                         717 N. Harwood, Ste. 1400
                         Dallas, TX 75201
                         Fax: (214) 953-3154

     17.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

     17.10 NO THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

     17.11 SEVERABILITY. The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

     17.12 ENTIRE AGREEMENT This Agreement and the Exhibits hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein.

     17.13 HEFTEL GUARANTY.

          17.13.1 GUARANTY OF PERFORMANCE. To induce Seller to enter into this Agreement and to consummate the transactions, and in consideration of the benefits which will inure to Heftel from the consummation of such transactions, Heftel hereby unconditionally represents, warrants and covenants that it is the surety for and guarantees the performance of all obligations of Buyer hereunder for the benefit of Seller.

          17.13.2 ORGANIZATION. Heftel is a corporation duly organized validly existing and in good standing and authorized to do business under the laws of the State of Delaware, is duly authorized under applicable law to carry on its business as presently conducted, and has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being and heretofore conducted.

          17.13.3 AUTHORITY. Heftel has all requisite corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Heftel and this Agreement has been duly executed and delivered by Heftel and constitutes the valid and legally binding obligation of Heftel, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, or similar laws affecting the enforcement of creditors' rights generally.

          17.13.4 NO BREACH. Neither the execution and the delivery of this Agreement by Heftel, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any governmental bodies or court to which Heftel is subject or any provision of the charter or by laws of Heftel or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement or license to which Heftel is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets).

          17.13.5 NO CONFLICTING AGREEMENTS. There are not any agreements, contracts, understandings or commitments which will restrain or inhibit the right of Heftel to enter into this Agreement, make any representations or warranties herein and/or consummate any of the transactions contemplated herein.

          17.13.6 NO LITIGATION. There are no suits, legal proceedings or investigations of any nature pending or, to Heftel's knowledge, threatened against or affecting it that would affect Heftel's ability to carry out the transactions contemplated by this Agreement, and Heftel is unaware of any facts which could reasonably result in any such proceeding.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                        CITICASTERS CO.


                                        By: /s/ R. Christopher Weber
                                           --------------------------------
                                        Name:   R. Christopher Weber
                                             ------------------------------
                                        Title:  Sr. V.P. & Asst. Sec.
                                              -----------------------------


                                        HBC SAN DIEGO LICENSE CORPORATION


                                        By: /s/ McHenry T. Tichenor, Jr.
                                           --------------------------------
                                        Name:   McHenry T. Tichenor, Jr.
                                             ------------------------------
                                        Title:  President & CEO
                                              -----------------------------


                                        HBC SAN DIEGO, INC.


                                        By: /s/ McHenry T. Tichenor, Jr.
                                           --------------------------------
                                        Name:   McHenry T. Tichenor, Jr.
                                             ------------------------------
                                        Title:  President & CEO
                                              -----------------------------


                                        HEFTEL BROADCASTING CORPORATION


                                        By: /s/ McHenry T. Tichenor, Jr.
                                           --------------------------------
                                        Name:   McHenry T. Tichenor, Jr.
                                             ------------------------------
                                        Title:  President & CEO
                                              -----------------------------

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